                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number:  333-57109
                                                                  333-57109-01
                                                                  333-57109-02
                                                                  333-57109-03
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                      TOYOTA AUTO LEASE TRUST 1998-B
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           (Exact name of registrant as specified in its charter)

                          c/o Toyota Leasing, Inc.
                         19001 South Western Avenue
                         Torrance, California 90509
                              (310) 468-3541
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Asset Backed Certificates, Class A-1, Class A-2, and Class A-3 Notes
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            (Title each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]


Approximate number of holders of record as of the clean up call date: 6

Pursuant to the requirements of the Securities Exchange Act of 1934, Toyota Auto Lease Trust 1998-B has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 31, 2002          By: TOYOTA AUTO LEASE TRUST 1998-B
                             By: TOYOTA MOTOR CREDIT CORPORATION, as Servicer

                             By:      /s/ George E. Borst
                                 --------------------------------
                                          George E. Borst
                                           President and
                                      Chief Executive Officer